Exhibit 99.1

                                  PRESS RELEASE

                            DOLLAR TREE STORES, INC.
             REPORTS FOURTH-QUARTER 2001 EARNINGS PER SHARE OF $0.67

CHESAPEAKE, Va. - January 24, 2002 -- Dollar Tree Stores, Inc. (Nasdaq: DLTR), the nation's leading $1.00 discount variety store chain, reported fourth-quarter 2001 earnings per common share of $0.67 compared to $0.57 in the fourth quarter of 2000. Net earnings increased 17.6% to $76.1 million in the fourth quarter of 2001, compared to $64.7 million for the same period in 2000.

Sales for the fourth quarter of 2001 increased 19.3% to $714.8 million from $599.2 million for the same period in 2000. Comparable store net sales increased 1.5% for the quarter. Sales were aided by the long holiday selling season. Gross margin for the quarter decreased as a percentage of net sales to 38.2% compared to 39.1% in 2000 primarily as a result of an increase in markdowns and loss of leverage on occupancy costs. Operating expenses decreased as a percentage of net sales to 18.6% from 19.0%, due to improved payroll-related costs.

Macon Brock, Jr., Chairman and CEO, remarked, "We are pleased to end the year on a positive note with these fourth-quarter results. I am particularly proud of how our management team handled our growth, controlled costs, and improved inventory in this year's difficult economic environment. Among our many 2001 accomplishments, we replaced our Philadelphia distribution center with a larger, more efficient facility in Briar Creek, Pennsylvania. 2001 also marked the start of our point-of-sale rollout and Dollar Tree's entry into Washington state, our 37th state. And, more recently, we successfully completed the expansion and automation of our Stockton, California distribution center, which will enable us to serve our West Coast markets with greater efficiency."

Net earnings in 2001 increased to $123.1 million compared to $121.6 million in 2000 ($125.1 million in 2000 excluding merger-related and extraordinary items). Earnings per common share increased to $1.09 in 2001 compared to $1.08 in 2000 ($1.11 in 2000 excluding merger-related and extraordinary items). Sales increased 17.7% to $1,987.3 million in 2001 compared to $1,688.1 million in 2000. As previously reported, comparable store net sales for the year increased 0.1%.

For 2001, gross margin was 36.0% compared to 37.0% for 2000, excluding merger-related costs in 2000. The decrease in gross margin resulted primarily from a loss of leverage on occupancy costs and increased shrink in the now-closed Philadelphia distribution facilities. Operating expenses, as a percentage of net sales, were 23.1% in 2001 compared to 22.2% in 2000, excluding merger-related expenses. The increase is primarily due to increases in payroll-related costs, including insurance; certain store operating expenses; and charges recorded in connection with our closed distribution facilities.

Dollar Tree's preliminary growth plans for 2002 call for approximately 300 net new stores, as well as the expansion of approximately 100 existing stores. The company expects the average size of a new store to be approximately 9,250 square feet. Comparisons in the first and second quarters of 2002 will be affected by the shift of Easter into the first quarter. Last year, Easter fell on April 15; this year, it falls on March 31.

With respect to 2002, Brock commented: "We plan to add approximately 25% in gross square footage by expanding Dollar Tree in underserved markets and strategically increasing our presence in existing markets. As we finalize the implementation of our new supply chain management systems and refine our merchandise mix, we remain committed to improving and expanding our business. We are enthusiastic about the opportunities we see in 2002."

On Thursday, January 24, 2002, Dollar Tree will host a conference call to discuss its quarterly earnings results at 4:45 p.m. EST. The telephone number for the call is (712) 257-3640, pass code DLTR. A recorded version of the call will be available until midnight Tuesday, January 29 and may be accessed by dialing (402) 998-0975, pass code DLTR. In addition, the webcast of the call is accessible through Dollar Tree's website, www.DollarTree.com, as well as at Vcall's website, www.Vcall.com, and will remain on-line until midnight Tuesday, January 29.

Dollar Tree Stores, Inc. is the nation's leading $1.00 discount variety store chain. Dollar Tree Stores operates 1,975 stores in 37 states as of December 31, 2001. The Company opened 276 stores, closed 30 stores and expanded or relocated 111 stores in 2001, expanding gross retail square footage by 3.0 million square feet to approximately 12.8 million square feet at the end of the year.

A WARNING ABOUT FORWARD-LOOKING STATEMENTS: This press release contains "forward-looking statements" as that term is used in the Private Securities Litigation Reform Act of 1995. Forward-looking statements address future events, developments or results and typically use words such as believe, anticipate, expect, intend, plan or estimate. For example, our forward-looking statements include statements regarding our planned 2002 increase in gross square footage, store growth, market penetration, implementation of our supply-chain initiatives, expansion of our distribution system, and the calendar shift in Easter sales.

For a discussion of the risks, uncertainties and assumptions that could affect our future events, developments or results, you should carefully review the "Business" section in our Annual Report on Form 10-K filed March 30, 2001, and the "Management's Discussion and Analysis of Financial Condition and Results of Operations" section in that Annual Report and in our Quarterly Report on Form 10-Q filed November 14, 2001. Also, carefully review "Risk Factors" in our most recent prospectuses filed November 15, 2000 and August 3, 2000. In light of these risks and uncertainties, the future events, developments or results described by our forward-looking statements in this document could turn out to be materially and adversely different from those we discuss or imply.

We are not obligated to release publicly any revisions to any forward-looking statements contained in this press release to reflect events or circumstances occurring after the date of this report or to reflect the occurrence of future events and you should not expect us to do so.

CONTACT: Dollar Tree Stores, Inc., Chesapeake, VA
                  Eric Coble or Erica Robb, 757/321-5000
                  http://www.DollarTree.com

                                      DOLLAR TREE STORES, INC.
                              Condensed Consolidated Income Statements
                           For the Three Months and Year Ended December 31
                            (Dollars in thousands, except per share data)



                                                   Fourth Quarter                Year-to-Date
                                                   --------------                ------------
                                                 2001          2000           2001           2000
                                                 ----          ----           ----           ----
                                               (unaudited)  (unaudited)

Net sales                                      $ 714,846     $ 599,173     $ 1,987,271    $ 1,688,105

Cost of sales                                    441,732       365,092       1,271,314      1,063,416
Merger-related costs (a)                               -             -               -          1,100

Gross profit                                     273,114       234,081         715,957        623,589
                                                   38.2%         39.1%           36.0%          36.9%

Operating expenses                               133,271       113,935         458,329        375,316
                                                   18.6%         19.0%           23.1%          22.2%

Merger-related expenses (a)                            -             -               -          3,266
Depreciation/amortization                         14,982        13,084          53,763         41,971

Operating income                                 124,861       107,062         203,865        203,036
                                                   17.5%         17.9%           10.3%          12.0%

Interest expense, net                              1,311         1,634           1,891          3,551
Other expense (income) (b)                          (251)            -           1,723              -

Earnings before income taxes                     123,801       105,428         200,251        199,485
                                                   17.3%         17.6%           10.1%          11.8%

Income tax expense                                47,713        40,756          77,170         77,476

Net earnings before extraordinary item            76,088        64,672         123,081        122,009

Loss on debt extinguishment,
 net of tax benefit of $242                            -             -               -            387

Net earnings                                      76,088        64,672         123,081        121,622
                                                   10.6%         10.8%            6.2%           7.2%

Net earnings available to common
  shareholders (c)                                76,088        64,672         123,081        120,209
                                                   10.6%         10.8%            6.2%           7.1%

Net earnings per common share:
  Basic                                           $ 0.68        $ 0.59          $ 1.10         $ 1.16
  Weighted average number of shares              112,309       109,128         112,238        103,972

  Diluted                                         $ 0.67        $ 0.57          $ 1.09         $ 1.08
  Weighted average number of shares              113,108       113,344         112,990        111,809

(a) Merger related costs and expenses, net of taxes, were $3,134 for the year ended December 31, 2000.

(b) Amount represents the earnings impact of recording non-hedging interest rate swaps to market value in accordance with Statement of Financial Accounting Standards No. 133, which was effective January 1, 2001.

(c) Amounts include accretion of the cumulative preferred stock to redemption value, accrued preferred stock dividends and amortization of the discount on preferred stock. The amount deducted from net earnings available to common shareholders is $1,413 for the year ended December 31, 2000.


                                   DOLLAR TREE STORES, INC.
                             Condensed Consolidated Balance Sheets
                                    (Dollars in thousands)



                                                  December 31,     December 31,
                                                      2001             2000
                                                      ----             ----


Cash and cash equivalents                          $ 236,653        $ 181,166
Merchandise inventories                              296,473          258,687
Other current assets                                  27,653           37,661
                                                     -------          -------

  Total current assets                               560,779          477,514
                                                     -------          -------
Property and equipment, net                          279,011          211,632
Goodwill, net                                         38,358           40,376
Other assets, net                                     23,619           17,337
                                                     -------          -------
  Total assets                                     $ 901,767        $ 746,859
                                                     =======          =======


Accounts payable                                    $ 68,653         $ 75,404
Income taxes payable                                  38,848           23,448
Other current liabilities                             67,521           50,453
Current portion of long-term debt                     25,000           25,000
                                                     -------          -------
  Total current liabilities                          200,022          174,305

Long-term debt, excluding current portion             12,000           18,000
Other liabilities                                     38,290           35,896
                                                     -------          -------
  Total liabilities                                  250,312          228,201
                                                     -------          -------
Shareholders' equity                                 651,455          518,658
                                                     -------          -------

Total liabilities and
 shareholders' equity                              $ 901,767        $ 746,859
                                                     =======          =======


STORE DATA:
Number of stores open at
  end of period                                        1,975            1,729
Total gross square footage
  (in thousands)                                      12,791            9,832


                        DOLLAR TREE STORES, INC.
             Condensed Consolidated Statements of Cash Flows
                         (Dollars in thousands)



                                                                     Year ended       Year ended
                                                                     December 31,     December 31,
                                                                        2001             2000
                                                                        ----             ----
Cash flows from operating activities:
     Net income                                                      $ 123,081        $ 121,622
                                                                       -------          -------
     Adjustments to reconcile net income to net cash
       provided by
         operating activities:
         Depreciation and amortization                                  53,763           41,971
         Other non-cash adjustments                                      3,003           14,813
         Changes in working capital                                     (1,121)         (71,141)
                                                                       -------          -------
            Total adjustments                                           55,645          (14,357)
                                                                       -------          -------
                Net cash provided by operating activities              178,726          107,265
                                                                       -------          -------


Cash flows from investing activities:
     Capital expenditures                                             (121,566)         (95,038)
     Proceeds from sale of property and equipment                           98              271
                                                                       -------          -------
                 Net cash used in investing activities                (121,468)         (94,767)
                                                                       -------          -------


Cash flows from financing activities:
     Net change in revolving credit facilities                               -           (6,500)
     Repayment of long-term debt and facility fees                      (6,239)         (27,708)
     Principal payments under capital lease obligations                 (3,562)          (3,274)
     Proceeds from stock issued pursuant to stock-based
         compensation plans                                             11,802           24,563
     Repurchase of common stock (a)                                     (3,772)               -
                                                                       -------          -------
                Net cash used in financing activities                   (1,771)         (12,919)
                                                                       -------          -------

Net increase (decrease) in cash and cash equivalents                    55,487             (421)
Cash and cash equivalents at beginning of period                       181,166          181,587
                                                                       -------          -------

Cash and cash equivalents at end of period                           $ 236,653        $ 181,166
                                                                       =======          =======


(a) Represents the repurchase of 225,000 shares of outstanding common stock pursuant to the Securities and Exchange Commission's Emergency Relief Order, which has since expired.

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